                                                                  EXHIBIT 10.19


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is entered on the 29th day of August, 1996, by and between Monarch Dental Corporation, a Delaware corporation (the "Purchaser"), and David L. Hehli, an individual residing in Eau Claire County, Wisconsin (the "Seller").

                                R e c i t a l s

         Seller owns 100% of the outstanding voting common stock, par value $1.00 per share, and 100% of the outstanding non-voting common stock, par value $1.00 per share, of Midwest Dental Care, Mondovi, Inc., a Wisconsin corporation, and Seller owns 100% of the outstanding voting common stock, no par value, of Midwest Dental Care, Sheboygan, Inc., a Wisconsin corporation, (individually, an "Entity" and collectively, the "Entities"). The Seller desires to sell to the Purchaser, and the Purchaser desires to buy from the Seller, all of the issued and outstanding shares of capital stock of the Entities (the "Stock" ), for the consideration and on the terms set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1.  SALE OF STOCK.

         Subject to the terms and conditions hereof and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing (as defined in Article 2 below), the Seller will sell and transfer to the Purchaser, and the Purchaser will purchase from the Seller, the Stock.

ARTICLE 2.  CLOSING.

         Subject to the terms hereof, the purchase of the Stock shall be consummated at a closing (the "Closing"), to take place on August 29, 1996, at 10:00 a.m., at the offices of Haynes and Boone, L.L.P. at 901 Main Street, Dallas, Texas 75202. The purchase and sale of the Stock shall be deemed valid and effective for all purposes upon the Closing except that for all tax and accounting purposes, such Closing shall be deemed to be effective as of August 31, 1996 at 11:59 p.m.

ARTICLE 3.  CLOSING EXCHANGE.

         The Purchase Price to be paid by Purchaser to Seller for the purchase of the Stock at the Closing (the "Closing Purchase Price") shall be paid as set forth in Sections 3.1, 3.2 and 3.3.

         3.1 Cash Consideration. $402,397.00 shall be paid in immediately available funds by wire transfer to Cole Taylor Bank, ABA No. 071000343, Credit Account No. 0653-15383, Attn: Ms. Tracy Krueger, (847) 808-6063, or by certified or bank check made payable to Seller.

         3.2 Common Stock. 700,000 shares of common stock, par value $.01 per share, of the Purchaser (the "Purchaser's Common Stock"), shall be issued to the Seller subject to the terms and conditions set forth in this Agreement. Upon the issuance of Purchaser's Common Stock, Seller shall own approximately 6.1% of the issued and outstanding Common Stock of Purchaser on a fully-diluted basis (including shares of Common Stock issuable upon conversion of Purchaser's preferred stock) as of the Closing.

         3.3 Performance Options. Seller believes that the Entities are capable of producing higher Revenues (as defined below) and greater profitability than has been achieved by the Entities prior to the Closing Date. Therefore, in further consideration of the Stock sold by Seller to Purchaser pursuant to this Agreement and, with respect to the options reserved for grant under Section 3.3(b), without regard to the continuing employment status of Seller with Purchaser, Seller or his designee shall be entitled to receive from Purchaser options to purchase shares of the Purchaser's Common Stock, as set forth in paragraphs (a) and (b) of this Section 3.3.

                 (a) Revenue Options. Seller or his designee shall be entitled to receive options to purchase up to an aggregate of 90,000 shares of the Purchaser's Common Stock, as set forth in the following table. Such options to purchase will be granted by Purchaser to Seller or his designee following the end of each of the first five (5) full calendar years following the Closing, commencing with the period January 1, 1997 through December 31, 1997 (each such period being referred to as an "Earnout Period"), subject to the Entities' or their successors achievement of the Revenue levels set forth in the following table:


                                                                    THEN, OPTIONS TO PURCHASE
                                                                   PURCHASER'S COMMON STOCK IN
               IF REVENUES EQUAL OR                                THE FOLLOWING SHARE AMOUNTS
                    EXCEED THE                                          WILL BE GRANTED ON
                 FOLLOWING AMOUNTS:                                    A CUMULATIVE BASIS:
                 $20,000,000                                            30,000 shares
                 $25,000,000                                            15,000 shares
                 $30,000,000                                            15,000 shares
                 $35,000,000                                            15,000 shares
                 $40,000,000                                            15,000 shares

                                                                        -------------------
                                  TOTAL OPTIONS AVAILABLE:              90,000 shares

         For purposes of this Section 3.3(a) only, "Revenues" means, for the applicable Earnout Period, the gross revenues of the business operations of Purchaser and its affiliates conducted within the States of Iowa, Minnesota and Wisconsin (the "Region") (including for this purpose Advance Dental Management, Inc. ("ADM")) determined (except as provided herein) in accordance with generally accepted accounting principles, consistently applied, excluding capital or extraordinary gains or losses and any gain or loss from sales of investments, receivables, goodwill or agreements not to compete.

         Any options granted pursuant to this Section 3.3(a) shall be at an exercise price equal to 100% of the Fair Market Value of the Purchaser's Common Stock on the date of the option grant which shall be deemed to mean (a) the five (5) preceding days' average of the high and low stock prices of the Purchaser's Common Stock on the primary national securities exchange or system where the Purchaser's Common Stock is then traded, or (b) if the Purchaser does not have a class of equity securities registered under the Securities Act of 1933, as amended, the fair market value determined by the Purchaser's Board of Directors for grants of options pursuant to the Plan on the date of grant. All options reserved for grant under this Section 3.3(a) shall automatically and immediately terminate upon the termination of Seller's employment with Midwest Dental Management, Inc. ("Management") or any of its affiliates (i) for "cause" (as defined in Seller's employment agreement with Management) or (ii) upon Seller's voluntary termination or resignation of his employment status pursuant to such employment agreement.

                 (b) EBITDA Options. Seller shall be entitled to receive options to purchase up to an aggregate of 70,000 shares of the Purchaser's Common Stock as set forth in the matrix attached hereto as Exhibit A. Such options to purchase will be granted by Purchaser to Seller following the end of each of the first five (5) full calendar years following the Closing, commencing with the period January 1, 1997 through December 31, 1997 (each such period being referred to as an "Earnout Period") in the share amounts set forth on the matrix attached hereto as Exhibit A. The number of shares subject to an option granted under this Section 3.3(b) for any Earnout Period shall be that number of shares in the matrix specified in the column that contains the percentage increase in Revenues for the Earnout Period, and the row that contains the EBITDA percentage, expressed as a percentage of Revenues, for the Earnout Period.

                 For purposes of this Section 3.3(b) only, "Revenues" means, for the applicable Earnout Period, the gross revenues of the business operations conducted by the Entities (including for this purpose ADM) as the Entities existed as of the Closing determined (except as provided herein) in accordance with generally accepted accounting principles, consistently applied, excluding capital or extraordinary gains or losses and any gain or loss from sales of investments, receivables, goodwill or agreements not to compete.

                 For purposes of this Article 3, "EBITDA" means, for the applicable Earnout Period, the net income of the business operations conducted by the Entities (including for this purpose ADM) as of the Closing determined (except as provided herein) in accordance with generally accepted accounting principles, consistently applied, excluding capital or extraordinary gains or losses and any gain or loss from sales of investments, receivables, goodwill or agreements not to compete, and before deduction of interest, tax, depreciation and amortization expense.

                 Any options granted pursuant to this Section 3(b) shall contain an option price equal to 80% of the lesser of (i) the price at which the Purchaser's Common Stock is sold to the public in the Purchaser's first underwritten offering of Purchaser's Common Stock that is registered under the Securities Act of 1933, as amended, registering the offering and sale of Purchaser's Common Stock to the general public for the Purchaser's account, and that results in the Purchaser's Common Stock being traded on a national securities exchange or system, such as the Nasdaq National Market System (an "Initial Public Offering") or (ii) the Fair Market Value of the Purchaser's Common Stock, as determined under Section 3.3(a). None of the options granted under this Section 3.3(b) shall terminate solely by reason of the termination of Seller's employment with Management or any of its affiliates.

                 (c) Financial Calculations. The financial calculations required under this Section 3.3 shall be determined from the Purchaser's financial records for the applicable Earnout Period and set forth in a statement (the "Statement"), represented by Purchaser that such Statement was prepared in accordance with this Agreement and generally accepted accounting principles. A copy of such Statement shall be delivered to Seller not later than forty-five (45) days after the end of each Earnout Period. Such Statements may be reviewed for accuracy by the public accountants employed by Seller. If within thirty (30) days after delivery of the Statement to the Seller, Seller has not given written notice to Purchaser disputing such Statement and stating the basis of such dispute, Purchaser shall thereafter have no further liability to grant options to Seller with respect to that Earnout Period. If Purchaser receives notice disputing the Statement within such thirty (30) day period, Seller's accountants and Purchaser's auditors shall use their best efforts to settle the dispute within ninety (90) days after the giving of such dispute notice. If Purchaser's auditors and the accountants representing the Seller are unable to resolve the dispute within the ninety (90)-day period, the dispute shall be submitted to an independent firm of certified public accountants of recognized national standing, satisfactory to Purchaser and Seller, whose decision on such dispute shall be binding on all parties.

                 (d)      Option Terms.  The following provisions of this
Section 3.3 shall apply to all options granted under this Section 3.3. Options granted hereunder, if any, shall be granted pursuant to the Purchaser's 1996 Equity Acquisition Option Plan, and shall be subject to all limitations of such Plan, including the aggregate number of options which may be granted thereunder. Options granted pursuant to this Section 3.3 shall be fully vested when granted and shall expire ten (10) years from the date of grant subject, in the case of options granted under Section 3.3(a), to earlier termination as provided therein. Purchaser shall grant the options to Seller for the applicable Earnout Period pursuant to this Section 3.3 on or before the one hundred twentieth (120th) day following the end of each of the applicable Earnout Periods. Options not earned by Seller during each applicable Earnout Period(s) shall not be available for grant to Seller in a subsequent Earnout Period.

         3.4 Other Agreements. In connection and simultaneously with the Closing, Seller and his affiliates and Purchaser and its affiliates will enter into the following agreements with terms and conditions as are set forth in such agreements: (i) Asset Purchase Agreement (herein so called) providing for the sale of certain of the assets of ADM to Management; (ii) Put Option Agreement generally providing Seller with the right to put certain shares of the Purchaser's Common Stock to Purchaser; (iii) Amended and Restated Stockholders' Agreement with respect to the shares of Purchaser's Common Stock;
(iv) Assignment and Assumption Agreements generally providing for Purchaser's (or its affiliates') assumption of certain capital leases, operating leases and installment sales on equipment; (v) Employment Agreement for the Seller; (vi) Non-Competition Agreement for the Seller and certain Seller affiliates; (vii) Administrative Service Agreement between Management and Midwest Dental Plan, Ltd. ("MDP"); (viii) Amendment to Provider Service Agreements between the Plan and Midwest Dental Care, Mondovi, Inc. and Midwest Dental Care, Sheboygan, Inc., respectively, (ix) those certain Leases between (1) Seller, as lessor, and Midwest Dental Care, Mondovi, Inc., as lessee, for the lease of (a) the Mondovi location and (b) the Eau Claire South location; (2) Seller, as lessor, and Midwest Dental Management, Inc., as lessee, for the lease of the Mondovi location (corporate office); (3) David L. Hehli, as lessor, and Midwest Dental Care, Sheboygan, Inc., as lessee, for the lease of the Sheboygan location; and
(4) Todd and Tammie Hehlie, as lessor and Midwest Dental Care Mondovi, Inc., as lessee; (x) Indemnification Agreement between Purchaser and Seller; (xi) Termination and Cancellation of Administrative Services and Management Agreement and Mutual Release between Midwest Dental Plan, Ltd. and ADM; (xii) Employment Agreements between Management and each of Yvonne M. Mayberry, Kevin
G. Moug, Todd Hehli, D.D.S. and Jeffrey Moos, D.D.S.; (xiii) General Release by Seller and consented to by Mary K. Hehli; (xiv) General Release by Seller; (xv) Bill of Sale among Seller, ADM and Management; and (xvi) Assumption Agreement between ADM and Management (collectively, the "Collateral Agreements").

         Also, in connection and simultaneously with the Closing, Seller and Purchaser, or at Purchaser's request, one or both of the Entities, will enter into triple net real property lease agreements for the Entities' offices located at the Sheboygan, Mondovi, and Eau Claire South office buildings, and such leases shall be guaranteed by Management. Such leases will have a term of five (5) years with two successive five (5) year renewal options exercisable at the option of the lessee and will contain such other terms and conditions as are mutually agreed to by Seller and Purchaser.

         3.5 Delivery of Stock Certificates. Upon (i) payment of the cash portion of the Closing Purchase Price, (ii) the issuance of the Purchaser's Common Stock, and (iii) the execution of this Agreement and the Collateral Agreements, the Seller shall sell, assign, convey, transfer and deliver to the Purchaser free and clear of any pledges, security interests, liens, charges, options, encumbrances or restrictions of whatever nature (collectively, a "Lien"), stock certificates Nos. 4 (Midwest Dental Care-Mondovi, Inc.) and 2 (Midwest Dental Care-Sheboygan, Inc.) representing 100% of the outstanding common stock of Midwest Dental Care, Mondovi, Inc. and Midwest Dental Care, Sheboygan, Inc., either duly endorsed in blank or with stock powers duly executed in blank attached thereto with signatures guaranteed by a commercial bank.

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF SELLER.

         4.1 Making of Representations and Warranties. As a material inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby makes to the Purchaser the representations and warranties contained in this Article 4.

         For the purposes of this Agreement, references to "knowledge" or "best knowledge" of Seller or "known" by Seller or words of similar import, shall be deemed to include such knowledge as Seller or executive officers (defined as Yvonne Mayberry, Todd Hehli, Jeff Moos and Kevin Moug only) of the Entities actually has or reasonably ought to have in the ordinary course of performing their duties. For purposes of this Agreement, references to the "Disclosure Schedule" shall mean the Disclosure Schedule delivered by Seller to the Purchaser on the date hereof. For the purposes of this Article 4, the Seller is deemed to have knowledge of each of the documents entered into in connection with the transactions contemplated hereby. For purposes of this Agreement, the term "predecessor" when used with respect to Seller shall be deemed to include First Dental, S.C. and Midwest Dental Care, Appleton Mall, S.C.

         4.2 Organization and Qualification; Capital Stock. Each Entity is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, as applicable, as listed in Section 4.2(i) of the Disclosure Schedule with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places (including qualifications to do business) where such properties are owned or leased or such business is currently conducted. The copies of the charter documents of each Entity as amended to date and certified by the Secretary of State of each relevant jurisdiction, and of the by-laws of each Entity, as amended to date, certified by its Secretary, and heretofore delivered to the Purchaser, have been duly adopted and are current, complete and correct, no amendments thereto are pending, and no Entity is in violation thereof.

         Each such Entity is duly qualified to do business as a corporation in the states or the jurisdictions listed in Section 4.2(ii) of the Disclosure Schedule, and is not required to be licensed or qualified to conduct its business or own its properties in any other jurisdiction in which the failure to be so qualified would have an adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of any of the Entities. Immediately prior to the Closing, all of the issued and outstanding capital stock or other equity interests of each Entity is owned beneficially and of record as set forth in Section 4.2(iii) of the Disclosure Schedule, free and clear of any Lien, and there are no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class or other equity interests of any such Entity. The total authorized capital stock of each Entity is set forth on Section 4.2(iv) of the Disclosure Schedule.

         At the Closing, and after giving effect to each of the transactions contemplated by this Agreement, all of the issued and outstanding capital stock or other equity interests of each Entity will be duly and validly authorized and issued, fully paid and nonassessable, and owned beneficially and of record by Purchaser, free and clear of any Lien, and there will be no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class or any other equity interest of any Entity. To the best of Seller's knowledge, each Entity has materially complied with all applicable statutes, laws, regulations, orders or rules of any federal or state governmental agency or body or of any other type of regulatory body in connection with the issuance of the Stock.

         4.3 Subsidiaries. Neither Entity has any subsidiaries (as defined in Section 9.10 hereof), nor owns any securities issued by any other business organization or governmental authority, nor has any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind (such business shall be referred to herein collectively as the "Entities businesses"), except as listed in Section 4.3 of the Disclosure Schedule.

         4.4 Authority; Noncontravention. Seller and each Entity have full individual and/or corporate power and authority or capacity, as applicable, (i) to enter into (a) this Agreement and (b) each agreement, document and instrument to be executed and delivered by him, it or them pursuant to or contemplated by this Agreement, including, but not limited to, the Collateral Agreements, and (ii) to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and each Entity of this Agreement, the Collateral Agreements and each such other agreement, document and instrument have been duly authorized by all necessary action of Seller and each Entity including any required action of its respective owners, and no other action on the part of Seller or either Entity or its owners is required in connection therewith. This Agreement, the Collateral Agreements and each such agreement, document and instrument executed and delivered by Seller and each Entity pursuant to or in connection with this Agreement constitute valid and binding obligations of Seller and each Entity enforceable in accordance with their respective terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

         The execution, delivery and performance by Seller and each Entity of this Agreement, the Collateral Agreements and each such agreement, document and instrument pursuant to or in connection with this Agreement to which he or it is a party:

                          (i) do not and will not violate any provision of the charter, by-laws or equivalent constituent documents of any Entity;


                          (ii) do not and will not violate in any respect any laws of the United States or any state or other jurisdiction applicable to Seller or any Entity or require Seller or any Entity, except as set forth in Section 4.4 of the Disclosure Schedule, to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and


                          (iii)  do not and will not (a) result in a breach of,
         (b) constitute a default under, (c) accelerate any obligation under,
         (d) give rise to a right of termination of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Seller or any Entity is a party or by which the property of Seller or any Entity is bound or affected, or
         (e) result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Stock, except to the extent that any of the foregoing would not have an adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Seller or any Entity.

         4.5     Status of Property.


                 (a) Real Property. No Entity owns any real estate. The Base Balance Sheet (as defined herein) reflects real property not owned by the Entities.


                 (b) Leased Real Property. All of the real property leased in connection with the Entities businesses is identified in Section 4.5(b)(i) of the Disclosure Schedule (collectively referred to herein as the "Leased Real Property"). Section 4.5(b)(ii) of the

Disclosure Schedule sets forth any other real estate previously owned, leased or otherwise operated by any Entity or the Seller in connection with the Entities at any time during the five years immediately preceding the date hereof and the time periods of any such ownership, lease or operation, except for any offices in personal residences of employees of any Entity. Further:


                          (i)    Leases.  All of the leases of any of
         the Leased Real Property (collectively, the "Leases") are listed in
         Section 4.5(b)(i) of the Disclosure Schedule. The copies of the Leases heretofore delivered or furnished to the Purchaser are complete, accurate, true and correct copies of each of the Leases, including any amendments to such Leases, except as set forth in
         Section 4.5(b)(i) of the Disclosure Schedule. With respect to each of the Leases, except as set forth in Section 4.5(b)(i) of the Disclosure
         Schedule:


                          (A)   each of the Leases is in full force
                 and effect on the terms set forth therein and has not been modified, amended, or altered, in writing or otherwise;

                          (B)   all obligations of the landlord or
                 lessor under the Leases which have accrued have been performed, and to the best of Seller's knowledge, no landlord or lessor is in default under or in arrears in the payment of any sum or in the performance of any obligation required of it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by the landlord or lessor under any Lease, except for any default which would not have an adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Entities businesses;

                          (C)   all obligations of the tenant or
                 lessee under the Leases which have accrued have been performed, and neither the Seller nor any Entity is in default under or in arrears in the payment of any sum or in the performance of any material obligation required of him or it under any Lease, and no circumstance presently exists which, with notice or the passage of time, or both, would give rise to a default by Seller or any Entity; and

                          (D)   Seller and each Entity have obtained
                 the consent of each landlord or lessor under any Lease whose consent is required in connection with the transactions contemplated by this Agreement and each other transaction referred to herein or the collateral assignment of any Lease by the Seller or any Entity or his or its assignees, except as set forth in Section 4.5(b)(i)(D) of the Disclosure Schedule.

                          (ii)   Title and Description.  The relevant
         Entity, as applicable, holds a good, clear, valid and enforceable leasehold interest in the Leased Real Property leased by it pursuant to the Leases, subject only to the right of reversion of the landlords or lessors under such Leases, in all cases, such leasehold interests being free and clear of all other prior or subordinate interests, including, without limitation, mortgages, deeds of trust, subleases, security interests or similar encumbrances, liens, assessments, tenancies, licenses, claims, rights of first refusal, options, covenants, conditions, restrictions, judgments or other encumbrances or matters affecting title to such leasehold interests, except for those matters set forth in Section 4.5(b)(ii) of the Disclosure Schedule (collectively, the "Title Exceptions").


                          (iii)  Compliance with Law; Government
         Approvals. Except as set forth in Section 4.5(b)(iii) of the Disclosure Schedule, neither Seller nor any Entity has received notice from any municipal, state, federal or other governmental authority of any violation of any zoning, building, fire, water, use, health, or other law, ordinance, code, regulation, license, permit or authorization issued in respect of any of the Leased Real Property. Improvements located on or constituting a part of the Leased Real Property and the construction, installation, use and operation thereof (including, without limitation, the construction, installation, use and operation of any signs located thereon) were completed and installed and, to the best of Seller's knowledge, are now in compliance with all applicable municipal, state, federal or other governmental laws, ordinances, codes, regulations, licenses, permits and authorizations, including, without limitation, applicable zoning, building, fire, water, use or health laws, ordinances, codes, regulations, licenses, permits and authorizations except as set forth in Section 4.5(b)(iii) of the Disclosure Schedule, and there are presently in effect all certificates of occupancy, licenses, permits and authorizations required by law, ordinance, code or regulation or by any governmental or private authority having jurisdiction over any of the Leased Real Property or any portion thereof, or the occupancy thereof or any present use thereof (collectively, "Governmental Approvals"), which are necessary or otherwise material to the conduct of the Entities businesses, except as set forth in Section 4.5(b)(iii) of the Disclosure Schedule. The Leased Real Property has at least the minimum access required by applicable subdivision or similar law.


                          (iv)   Real Property Taxes.  Except as set
         forth in Section 4.5(b)(iv) of the Disclosure Schedule, neither Seller nor any Entity has received notice of any pending or threatened reassessment of all or any portion of any of the Leased Real Property, and the consummation of the transactions contemplated by this Agreement or referred to herein will not result in any such reassessment.


                 (c) Personal Property. Except as specifically disclosed in Section 4.5(c) of the Disclosure Schedule or in the Base Balance Sheet (as defined in Section 4.6(a)(ii)), the relevant Entity, as applicable, owns and has good, valid and (if applicable) marketable title to all of the personal property used in connection with the conduct of the Entities businesses, and none of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, restriction on transfer, stockholder or similar agreement, security title, encumbrance or other charge except as specifically disclosed in said Schedule or in the Base Balance Sheet. The Base Balance Sheet reflects all personal property used in connection with the conduct of the Entities businesses, subject to dispositions and additions in the ordinary course of business and consistent with this Agreement. Except as otherwise specified in Section 4.5(c) of the Disclosure Schedule, all of the tangible personal property of the Entities is in generally good operating condition and repair, normal wear and tear excepted, has been well maintained, and conforms in all material respects with all applicable ordinances, regulations and other laws.


                 (d)     Transfer of Title.  At the Closing, the
Purchaser will receive good, valid and (if applicable) marketable title to the Stock, free and clear of all liens, encumbrances, charges, restrictions on transfer, stockholder or similar agreements, equities and other claims of every kind.

         4.6     Financial Statements; Undisclosed Liabilities.

                 (a) Seller has previously delivered to the Purchaser the following financial statements, copies of which are attached hereto as Section 4.6(a) of the Disclosure Schedule:


                          (i) Reviewed balance sheets for the Entities for the fiscal years ended December 31, 1994 (herein the "Reviewed Base Balance Sheet"), and December 31, 1993 and reviewed statements of income, retained earnings and cash flows for the years then ended including full generally accepted accounting principles disclosures;


                          (ii)   An unaudited balance sheet for the
         Entities for the fiscal year ended December 31, 1995 and an unaudited statement of income, retained earnings and cash flows for the twelve-month period then ended including full generally accepted accounting principles disclosures for interim financial information (which does not include all information and footnotes required by generally accepted accounting principles for complete financial statements); and


                          (iii) An unaudited balance sheet for the Entities for the fiscal quarter ended March 31, 1996 (herein the "Base Balance Sheet"), and an unaudited statement of income, retained earnings and cash flows for the three-month period then ended including full generally accepted accounting principles disclosures for interim financial information (which does not include all information and footnotes required by generally accepted accounting principles for complete financial statements).

Said financial statements have been prepared by the Entities from their respective books and records, and present fairly in all respects the financial condition of the Entities at the dates of said statements and the results of their operations for the periods covered thereby in accordance with generally accepted accounting principles in the United States except as set forth above.

                 (b) As of the date of the Reviewed Base Balance Sheet, there were no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, relating to the Entities, except liabilities (i) stated or adequately reserved against on the Reviewed Base Balance Sheet or the notes thereto, (ii) specifically disclosed in Section 4.6(b) of the Disclosure Schedule furnished to the Purchaser hereunder on the date hereof and attached hereto, or (iii) incurred in the ordinary course of business consistent with the terms of this Agreement subsequent to the date of the Reviewed Base Balance Sheet.

                 (c) As of the date hereof, there are no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, relating to the Entities, except liabilities (i) stated or adequately reserved against on the Reviewed Base Balance Sheet or the notes thereto, (ii) specifically disclosed in Section 4.6(c) of the Disclosure Schedule furnished to the Purchaser hereunder on the date hereof and attached hereto, or (iii) incurred in the ordinary course of business consistent with the terms of this Agreement subsequent to the date of the Reviewed Base Balance Sheet.

                 (d) As of the date of the Base Balance Sheet, there were no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, relating to the Entities, except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) specifically disclosed in
Section 4.6(d) of the Disclosure Schedule furnished to the Purchaser hereunder on the date hereof and attached hereto, or (iii) incurred in the ordinary course of business consistent with the terms of this Agreement subsequent to the date of the Base Balance Sheet.

                 (e) As of the date hereof, there are no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, relating to the Entities, except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) specifically disclosed in Section 4.6(e) of the Disclosure Schedule furnished to the Purchaser hereunder on the date hereof and attached hereto, or (iii) incurred in the ordinary course of business consistent with the terms of this Agreement subsequent to the date of the Base Balance Sheet.

         4.7     Taxes.

                 (a) Each of the Entities and their predecessors have paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income and all deficiencies, or other additions to tax, interest, fines, charges and penalties owed by it (collectively, "Taxes") shown to be due on all tax returns required to be filed through the date hereof, whether disputed or not.

                 (b) Each of the Entities and their predecessors have in accordance with applicable law timely filed all federal, state, local and foreign tax returns, information returns and reports required to be filed through the date hereof, and all such returns and reports are true, correct and complete. Complete and correct copies of all federal, state, local and foreign income tax returns filed with respect to the Entities and their predecessors for taxable periods ended on or after December 31, 1990, have been previously provided to the Purchaser, together with any Internal Revenue Service or other governmental examination reports and statements of deficiencies assessed or agreed to with respect to said returns.

                 (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting (in a suit, action, proceeding, investigation, claim or otherwise) or threatening to assert against any of the Entities or their predecessors any deficiency or claim for additional Taxes.
No claim has ever been made by an authority in a jurisdiction where any of the Entities and their predecessors do not file reports and returns that the Entities or their predecessors are or may be subject to taxation by that jurisdiction. There are no security interests or liens on any of the assets of any Entity that arose in connection with any failure (or alleged failure) to pay any Tax. Neither the Entities nor their predecessors have entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended, or any predecessor statutes (the "Code").

                 (d) Except as set forth in Section 4.7(d) of the Disclosure Schedule, there has not been during the past five years any audit of any tax return filed by any of the Entities or their predecessors, no audit of any tax return of any of the Entities or their predecessors is in progress, and neither the Entities nor their predecessors have been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Section 4.7(d) of the Disclosure Schedule, no extension of time with respect to any date on which a tax return was or is to be filed by any of the Entities or their predecessors is in force, and no waiver or agreement by any of the Entities or their predecessors is in force for the extension of time for the assessment or collection of any Taxes.

                 (e) The Entities and their predecessors have never been (and have never had any liability for unpaid Taxes because they once were) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Neither the Entities nor their predecessors have ever filed, or have ever been required to file, a consolidated, combined or unitary tax return with any other entity. Neither the Entities nor their predecessors own or have ever owned a direct or indirect interest in any trust, partnership, corporation or other entity except as set forth in Section 4.7(e) of the Disclosure Schedule, and no assets of any either Entity include an interest in any such entity. Neither the Entities nor their predecessors are parties to any tax sharing or similar agreement.

                 (f) Neither Entity nor its respective predecessors is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

                 (g) Neither Entity nor its respective predecessors has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

                 (h) Neither Entity nor its respective predecessors is or has ever been an "S corporation" within the meaning of Section 1361(a)(1) of the Code except as set forth in Section 4.7(h) of the Disclosure Schedule.

                 (i) For purposes of this Agreement, all references to sections of the Code shall include any predecessor provisions to such sections and any similar provisions of federal, state, local or foreign law.

                 (j)      [INTENTIONALLY OMITTED]

                 (k) Section 4.7(k) of the Disclosure Schedule sets forth a list of related party transactions (i) included in the Base Balance Sheet or
(ii) entered into since the date of the Base Balance Sheet.

                 (l) Except as set forth in Section 4.7(l) of the Disclosure Schedule, each of the Entities and their predecessors have treated all of their workers as employees for purposes of federal, state, local and foreign employment, social security, withholding, unemployment and all other pay-roll related taxes ("Employment Taxes"). With respect to the persons shown on Section 4.7(l) of the Disclosure Schedule, the classification of such workers as non-employees for purposes of Employment Taxes is correct and no amount of Employment Taxes or other additions to tax, interest, fines or penalties are or may be owed by the Entities with respect to such non-employee workers.

                 (m) Except as provided in Section 4.7(m) of the Disclosure Schedule, the Base Balance Sheet reflects and includes adequate charges, accruals, reserves and provisions, established in accordance with generally accepted accounting principles, for the payment in full of all Taxes relating to the Entities for any and all periods (i) ending on or before the date the Base Balance Sheet and (ii) ending subsequent to the date of the Base Balance Sheet and through and including the Closing Date.

         4.8 Collectibility of Accounts Receivable. All of the accounts receivable of the Entities businesses (subject to contractual allowances consistent with the past practices of the Entities businesses) as described in
Section 4.8 of the Disclosure Schedule are reflected properly in the Seller's books and records and are valid and enforceable claims, are current (consistent with aging practice of Seller) and collectible (subject to reasonable allowance for doubtful accounts as reflected on the balance sheets of the Seller) and are not subject to set off or counterclaim (and not covered by insurance), provided that the foregoing representation is not a guarantee of collectibility.
Section 4.8 of the Disclosure Schedule contains a complete and accurate summary of the amount of accounts receivable. Except as disclosed in Section 4.8 of the Disclosure Schedule, the Entities businesses do not have any accounts receivable or loans receivable from any person, firm or corporation which is affiliated with the Seller or any Entity or from any stockholder, director, officer or employee of the Seller or any Entity or any affiliate thereof.

         4.9     Absence of Certain Changes.  Except as disclosed in Section
4.9 of the Disclosure Schedule, since the date of the Base Balance Sheet, there has not been:

                 (a) Any adverse change in the properties, assets, liabilities, business, operations, condition (financial or other) or personnel, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been material;

                 (b) Any contingent liability relating to the Entities businesses as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Entities businesses;

                 (c) Any mortgage, encumbrance or lien placed on any of the properties of the Entities businesses which remains in effect on the date hereof;

                 (d) Any material obligations or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, incurred by the Entities businesses other than obligations and liabilities incurred in the ordinary course of business and otherwise consistent with the terms of this Agreement;

                 (e) Any purchase, sale or other disposition, or any agreement or other arrangements for the purchase, sale or other disposition, of any of the properties or assets of the Entities businesses other than in the ordinary course of business;

                 (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business of the Entities businesses;

                 (g) Any declaration, set aside or payment of any dividend by either Entity or the making of any other distribution in respect of the capital stock or other equity interest of either Entity or any direct or indirect redemption, purchase or other acquisition by either Entity of its own capital stock or other equity interest except as described in Section 4.9(g) of the Disclosure Schedule;

                 (h) Any labor trouble or claim of unfair labor practices involving the Entities businesses;

                 (i) Except as set forth in Section 4.9(i) of the Disclosure Schedule, any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) or benefits payable by the Entities businesses to any officers, employees, agents, independent contractors, dentists or dental professional corporations other than normal merit increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any such person or entity; or any entering into any employment, deferred compensation or other similar agreement (or any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement)) with any such person or entity;

                 (j) Any material change, or the obtaining of written information concerning a prospective change, with respect to any officers, management employees or dentists (including professional corporations) of the Entities or involved in the Entities businesses, any grant of any severance or termination pay to any officer, employee, agent, independent contractor, dentist or dental professional corporation of the Entities or involved in the Entities businesses or any increase in benefits payable under any existing severance or termination pay policies or employment agreement or relationship;

                 (k) Any payment or discharge of a material lien or liability relating to the Entities businesses which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

                 (l) Any payment made or obligation or liability incurred by either Entity to, or any other transaction by either Entity with, any of its respective officers, directors, partners, stockholders, employees or independent contractors (including dentists and dental professional corporations), or any loans or advances made by either Entity to any of its respective officers, directors, partners, stockholders, employees or independent contractors (including dentists and dental professional corporations), except normal compensation and expense allowances consistent with past practice;

                 (m) Any change in accounting methods or practices, credit practices, collection policies or payment policies used by either Entity including, without limitation, any change in the discharge or recording of accounts payable relative to past practices;

                 (n) Any material cancellation or loss of any material right or asset, or waiver of any right, of either Entity;

                 (o) Any material change in the Entities' relationships with suppliers, distributors, licensees, licensors, customers or others with whom either Entity or the Entities businesses has business relationships which would have an adverse effect on the Entities or the Entities businesses, and Seller does not have knowledge of any fact or contemplated event which may cause any such adverse change;

                 (p) Any alteration or change in the methods of operation employed by the Entities businesses other than in the ordinary course of business;

                 (q) Any other material transaction relating to the Entities or the Entities businesses other than transactions in the ordinary course of business and consistent with past practices;

                 (r) Any agreement or understanding, whether in writing or otherwise, by either Entity or any other person that would result in any of the transactions or events or require either Entity to take any of the actions specified in paragraphs (a) through (q) above;

                 (s) Any amendment or termination of any material Contract with respect to the Advance Dental Management business to which an Entity is a party; or

                 (t) Any changes in the amount or scope of coverage of insurance now carried by the Entities.

         4.10 Ordinary Course. Since the date of the Base Balance Sheet, the Entities have conducted their businesses only in the ordinary course and in a manner consistent with prior practices.

         4.11 Banking Relations. All of the accounts with any banking institution relating to the Entities businesses are accurately and in all material respects described in Section 4.11 of the Disclosure Schedule, indicating with respect to each of such accounts the name of the institution, the account number(s), the type of arrangement maintained (such as checking account, borrowing, etc.) and the person or persons authorized in respect thereof.

         4.12    Intellectual Property.

                 (a) Except as described in Section 4.12(a) of the Disclosure Schedule, the relevant Entity has exclusive ownership of, or exclusive license to use, all computer software, patent, copyright, trade secret (including, without limitation, customer lists, production processes and inventions), trademark, service mark and other proprietary rights (collectively, "Intellectual Property"), used in the Entities businesses as presently conducted. The relevant Entity's rights in all of such Intellectual Property are freely transferable. No representation or warranty is made as to licensed software which is generally commercially available and used in the ordinary course of business and, except as set forth in Section 4.12(a) of the Disclosure Schedule, with respect to Intellectual Property which is not freely assignable at the date hereof. No proceedings have been instituted, or are pending or threatened, which challenge the rights of the relevant Entity in respect of any Intellectual Property, and to the best knowledge of Seller, except as set forth in Section 4.12(a) of the Disclosure Schedule, no other person has or alleges any rights in or to the Intellectual Property. The Seller or the relevant Entity has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software (subject to the first sentence of this paragraph), systems, data compilations, research results and other information required for or incident to the conduct of the Entities businesses as presently conducted or contemplated.

                 (b) All patents, patent applications, trademarks, service marks, trademark and service mark applications and registrations and registered copyrights related to the conduct of the Entities businesses as presently conducted or contemplated to be conducted, are listed in Section 4.12(b) of the Disclosure Schedule. Such patents, patent applications, trademark and service mark registrations, trademark and service mark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction, to the extent, if any, set forth in Section 4.12(b) of the Disclosure Schedule.

                 (c) All licenses or other agreements under which the Entities are granted rights in Intellectual Property are listed in Section 4.12(c) of the Disclosure Schedule. All said licenses or other agreements are in full force and effect, there is no default by either Entity, or any other party thereto, and, except as set forth in Section 4.12(c) of the Disclosure Schedule and as provided in Section 4.12(a) above, all rights thereunder are freely assignable. The licensors under said licenses and other agreements had and have all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Purchaser.

                 (d) All licenses or other agreements under which the Entities have granted rights to others in Intellectual Property are listed in
Section 4.12(d) of the Disclosure Schedule. All of said licenses or other agreements are in full force and effect, there is no default by any Entity, or any other party thereto, and, except as set forth in Section 4.12(d) of the Disclosure Schedule and as provided in Section 4.12(a) above, all of the relevant Entity's rights thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any and all amendments thereto, have been provided to the Purchaser.

                 (e) The Entities have taken all steps required in accordance with sound business practice to establish and preserve their ownership of all material copyright, trade secret and other proprietary rights. Neither Seller nor any Entity has any knowledge of any infringement by others of any of his, its or their Intellectual Property rights. No employee or consultant of any Entity owns any rights in any products, technology or Intellectual Property of any Entity which ownership adversely affects the conduct of the Entities businesses.

                 (f) The conduct of the Entities businesses has not and does not infringe any Intellectual Property of any other person. No proceeding charging either Entity with infringement of any adversely held Intellectual Property has been filed or, to the best knowledge of Seller, is threatened to be filed. There exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the services, activities or business of the Entities businesses. The conduct of the Entities businesses does not involve the unauthorized use of any confidential information or trade secrets of any person including, without limitation, any former employer of any past or present employee. Except as set forth in Section 4.12(f) of the Disclosure Schedule, neither Entity, nor any of their respective employees, has any agreements or arrangements with any persons other than the Entity related to confidential information or trade secrets of such persons or restricting any such employee's engagement in business activities of any nature, other than those relating to patient confidentiality as required by law.

                 (g) The computer software included in the Intellectual Property performs in all material respects in accordance with the documentation and other written material used in connection with the software and is free of material defects in programming. The Entities have all the databases and computer software used or necessary to conduct the Entities businesses, except as set forth in Section 4.12(g) of the Disclosure Schedule.

         4.13    Contracts.

                 (a) Except for contracts, commitments, plans, agreements and licenses described in Section 4.13(a) of the Disclosure Schedule (true and complete copies of which have been delivered to the Purchaser), neither Entity is a party to or subject to:

                          (i) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                          (ii) any employment contract, or any contract for services which requires the payment of more than $100,000 annually or which is not terminable within 30 days without liability for any penalty or severance payment;

                          (iii) any contract or agreement for the purchase of any commodity, material, equipment or service except purchase orders in the ordinary course of business for less than $5,000 each, provided that such orders do not exceed $50,000 in the aggregate;


                          (iv) any other contracts or agreements creating an obligation or receivable of $50,000 or more with respect to any such contract;


                          (v)     any contract or agreement providing
         for the purchase of all or substantially all of its requirements of a particular product from a supplier;


                          (vi) any contract or agreement which by its terms does not terminate or is not terminable without penalty within one year after the date hereof;


                          (vii) any contract or agreement for the sale or lease of its products not made in the ordinary course of business;


                          (viii)  any contract with any sales agent or
         distributor;


                          (ix) any contract containing covenants limiting its freedom to compete in any line of business or with any person or entity;


                          (x) any contract or agreement for the purchase of any fixed asset for a price in excess of $50,000, whether or not such purchase is in the ordinary course of business;


                          (xi) any license agreement (as licensor or licensee) for a total consideration exceeding $50,000 for any one such license;


                          (xii) any agreement involving a lease or license of real property or any "capitalized" or "financing" lease;

                          (xiii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;


                          (xiv) any contract or agreement with any officer, employee, director, or stockholder or with any persons or organizations controlled by or affiliated with any of them;


                          (xv) any contract or agreement with any governmental authority, insurance company, third-party fiscal intermediary or carrier administering any Medicaid program of any state, the Medicare program, any clinic or other in-patient health care facility, dental or health maintenance organization, preferred provider organization, self-insured employer or other third-party payor of any kind or nature;


                          (xvi)            any power of attorney; or


                          (xvii) any judgment, decree or order affecting either Entity or the Entities businesses.

                 (b) All contracts, agreements, leases and instruments to which either Entity is a party and as are set forth in Section 4.13(a) of the Disclosure Schedule are valid and are in full force and effect, and constitute legal, valid and binding obligations of the relevant Entity and the other parties thereto, enforceable in accordance with their respective terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). Neither Entity nor, to the best knowledge of Seller, any other party to any contract, agreement, lease or instrument to which either Entity is a party or any judgment, decree or order applicable to either Entity or the Entities businesses is in default in complying with any provisions thereof, and no condition, event or facts exist which, with notice, lapse of time or both, would constitute a default thereof on the part of either Entity or on the part of any other party thereto in any such case that could have an adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Entities businesses. Except as disclosed in Section 4.13(b) of the Disclosure Schedule, neither Entity is subject to or bound by any agreement, judgment, decree or order which adversely affects the business, operations, results of operations, assets, condition (financial or other) or prospects of the Entities businesses.

                 (c) Except as disclosed in Section 4.13(c) of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings (each, an "HCP Agreement") with any dentist, dental assistant, nurse, technician, or other health care provider (each a "Health Care Provider"), in connection with the Entities businesses or pursuant to which Seller or either Entity receives revenues or compensation regarding the provision of dental services to patients in connection with such business.

         4.14 Litigation. Section 4.14 of the Disclosure Schedule sets forth a detailed listing of all currently pending litigation and governmental or administrative proceedings or investigations to which the Seller or either Entity is a party. Except for matters described in Section 4.14 of the Disclosure Schedule, there are no claims, actions, suits or proceedings and there is no litigation or governmental or administrative proceeding or investigation pending or threatened against either Entity or the Entities businesses which may have an adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Entities businesses or which could prevent or hinder the consummation of the transactions contemplated by this Agreement or any other transaction contemplated by or referred to herein. With respect to each matter set forth therein, Section 4.14 of the Disclosure Schedule sets forth a description of the forums for the matter, the parties thereto and the type and amount of relief sought. The Entities are not presently subject to any injunction, order or other decree of any court.

         Without limitation of the foregoing, except as set forth in Section
4.14 of the Disclosure Schedule, there are no pending or threatened malpractice claims, Wisconsin Regulatory Board investigations, suits, notices of intent to institute arbitrations or proceedings, either administrative or judicial, involving the Entities businesses including, without limitation, any of the Health Care Providers.

         4.15 Permits; Compliance with Laws; Licensing and Credentialing; Health Care Providers.

                 (a) General Compliance. Except as set forth in Section 4.15(a) of the Disclosure Schedule, the Entities businesses have all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "Permits") necessary to permit the ownership of respective properties involved therein and the conduct of such business as the same is presently conducted. To the best of Seller's knowledge, a listing of such Permits is set forth in Section 4.15(a) of the Disclosure Schedule, and all such Permits are valid and in full force and effect except to the extent the absence of any such Permit would not have an adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Entities businesses. Except as set forth in Section 4.15(a) of the Disclosure Schedule, no Permit is subject to termination as a result of the performance of the Agreement or consummation of the transactions contemplated hereby or referred to herein. Except as set forth in Section 4.15(a) of the Disclosure Schedule, the Entities businesses are now and have heretofore been in compliance with all applicable statutes, ordinances, orders, rules and regulations (including, without limitation, material compliance with OSHA and regulations thereunder and all applicable environmental laws and regulations) promulgated by any federal, state, municipal or other governmental authority which apply to the conduct of the Entities businesses, except for any such non-compliance or violation that, individually or in the aggregate, would not have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Entities businesses. Since January 1, 1993, neither the Seller nor any Entity has ever entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any insurance, consumer protection, environmental or health and safety law, or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any such law.

                 (b) Licensing and Credential Information. Each Health Care Provider is duly licensed under the laws of the State of Wisconsin (except for license revocation or suspension proceedings currently in process of which Seller has no knowledge), and each Health Care Provider has complied in all material respects with all laws, rules and regulations relating to the rendering of services including without limitation OSHA. Except as set forth in Section 4.15(b) of the Disclosure Schedule, no Health Care Provider since January 1, 1990: (i) has had his or her professional license, Drug Enforcement Agency number, Medicare or Medicaid provider status, or staff privileges at any hospital or dental facility suspended, relinquished, terminated or revoked,
(ii) has been reprimanded, sanctioned or disciplined by any licensing board or any federal, state or local society, agency, regulatory body, governmental authority, hospital, third-party payor or specialty board; or (iii) has had a final judgment or settlement entered against him or her in connection with a malpractice or similar action. The names of the Health Care Providers who provide services in connection with the Entities businesses are set forth in
Section 4.15(b) of the Disclosure Schedule. To the best of Seller's knowledge, all of the employed and engaged Health Care Providers are in good physical and mental health and do not suffer from any illnesses or disabilities which could prevent any of them from fulfilling their responsibilities under the respective contracts, agreements or understandings with either Entity, as applicable. Except as set forth in Section 4.15(b) of the Disclosure Schedule, to the best of Seller's knowledge, none of the employed and engaged Health Care Providers uses (without a physician's approval) or abuses any controlled substances at any time or is under the influence of alcohol or is affected by the use of alcohol during the time period required to perform his or her duties and obligations under any contracts, agreements or understandings with either Entity.

                 (c) Medicare/Medicaid. The Entities businesses do not involve and, since 1992, have not involved patients covered by or arrangements with Medicare or Medicaid.

                 (d) Other. Neither Entity is required to make filings under any insurance holding company or similar state statute, or to be licensed or authorized as an insurance holding company in any jurisdiction in order to conduct their respective businesses as presently conducted. The dental plan services and related products offered and provided by the Entities businesses have been and are offered and provided in compliance with the requirements of all relevant laws and regulations, in each case, with such exceptions, individually or in the aggregate, as would not have an adverse effect on the business, operations, assets, condition (financial or other) or prospects of such businesses and neither Entity has received any notification from any governmental regulatory authority to the effect that any Permit from such regulatory authority is needed to be obtained by it in order to conducts its business.

         Except as set forth in Section 4.15(d) of the Disclosure Schedule, to the best knowledge of Seller, there exists no legislation, rule or regulation which shall either (i) have been proposed and be in the Seller's reasonable judgment reasonably likely to be adopted in Wisconsin in the foreseeable future, or (ii) have been adopted in Wisconsin in either case that, individually or in the aggregate, has an adverse effect or could reasonably be anticipated to have an adverse effect on the business, operations, results of operations, assets, (financial or otherwise) or prospects of either Entity.

         4.16 Insurance. The physical properties and assets of the Entities businesses are insured to the extent disclosed in Section 4.16 of the Disclosure Schedule, and all insurance policies, binders and arrangements relating to the Entities businesses are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and each Entity is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the Entities businesses and is sufficient for compliance with all requirements of law and all agreements and leases to which the Entities businesses are subject. Except as disclosed in Section 4.16 of the Disclosure Schedule, (i) there is no default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have an adverse effect on either Entity and (ii) all said insurance policies will be in full force and effect after giving effect to the transactions contemplated by this Agreement and the transactions referred to herein.

         4.17 Finder's Fees. Neither Seller nor any Entity has incurred or become liable for any broker's commission, or finder's fee or investment banker's fee relating to or in connection with the transactions contemplated by this Agreement or the transactions referred to herein.

         4.18    Transactions with Interested Persons.  Except as set forth in
Section 4.18 of the Disclosure Schedule, no present or former supervisory employee, officer, director, stockholder or independent contractor (including any dentist or professional corporation) and no affiliate (as defined in
Section 9.10(a)) of any such person, is currently a party to any transaction with either Entity, including, without limitation, any contract, agreement or other arrangement providing for the employment of, loan to or from, furnishing of services by or to, rental of real or personal property to or from, or otherwise requiring payments to any such person, and to the best knowledge of Seller no such person owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of either Entity, or any organization which has a contract or arrangement with either Entity, provided that no representation shall be deemed made with respect to the provision of dental services by any former employee or independent contractor. Except as set forth in Section 4.18 of the Disclosure Schedule, there are no obligations or commitments to, and no income reflected in the financial statements referred to in Section 4.6 has been derived from, any affiliate of the Seller or either Entity, and, following the Closing, neither Entity shall have any obligation or commitment of any kind or description to any such affiliate.

         4.19    Employee Benefit Programs.

                 (a) Section 4.19 of the Disclosure Schedule sets forth a list of every Employee Program (as defined below) that has been maintained (as such term is further defined below) in connection with the Entities businesses at any time during the three-year period ending on the Closing.

                 (b) Each Employee Program which has ever been maintained by either Entity and which has at any time been intended to qualify under
Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has been continuously qualified under the applicable section of the Code since the effective date of such Employee Program. No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

                 (c) To the best knowledge of Seller, there is no, and Seller has no reason to know of, any failure of any laws applicable to the Employee Programs that have been maintained in connection with the Entities businesses. With respect to any Employee Program ever maintained in connection with the Entities businesses, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code (for which there exists neither a statutory nor regulatory exception), or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan or to any person in regard to such plan), which could result, directly or indirectly (including, without limitation, through any obligation of indemnification or contribution), in any taxes, penalties or other liability to the Seller, either Entity or any of their affiliates. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or to the best of Seller's knowledge, threatened with respect to any such Employee Program.

                 (d) None of the Seller, any Entity nor any Affiliate (as defined in subparagraph (f) below) (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA or Section 412 of the Code (including, but not limited to, any Multiemployer Plan (as defined below)) or
(ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

                 (e) With respect to each Employee Program maintained by or on behalf of either Entity within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to the Purchaser: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements), as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules attached thereto and related accountants' opinions; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy and any excess loss policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for the Seller or either Entity to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

                 (f)      For purposes of this Article 4.19:

                          (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and
         (B) all stock or cash option plans, restricted stock plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

                          (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                          (iii) An entity is an "Affiliate" of the Seller or either Entity if it would have ever been considered a single employer with the Seller or either Entity under ERISA Section 4001(b) or part of the same "controlled group" as the Seller or any Entity for purposes of ERISA Section 302(d)(8)(C).

                          (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

         4.20    Environmental Matters.

                 (a) Except as set forth in Section 4.20(a) of the Disclosure Schedule (i) neither the Seller nor any Entity has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below) except in the ordinary course of operating a dental office;
(ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of by the Seller or any Entity, at any site presently or formerly owned, operated, leased, or used in connection with the Entities businesses, or has ever come to be located in the soil or groundwater at any such site; (iii) no Hazardous Material of the Seller or any Entity has ever been transported from any site presently or formerly owned, operated, leased, or used in connection with the Entities businesses for treatment, storage, or disposal at any other place; (iv) neither the Seller nor any Entity presently owns, operates, leases, or uses, nor has any of them previously owned, operated, leased, or used, any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used in connection with the Entities businesses in connection with the presence of any Hazardous Material and based upon any action or inaction of the Seller or any Entity.

                 (b) Except as set forth in Section 4.20(b) of the Disclosure Schedule, (i) neither the Seller nor any Entity has any liability under, nor has it ever violated in any material respect, any Environmental Law (as defined below); (ii) the Seller, each Entity, any property owned, operated, leased, or used in connection with the Entities businesses, and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) neither the Seller nor any Entity has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental

Law; and (iv) to the best knowledge of Seller none of the items enumerated in clause (iii) of this paragraph will be forthcoming.


                 (c) Except as set forth in Section 4.20(c) of the Disclosure Schedule, no site owned, operated, leased, or used in connection with the Entities businesses contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBS) or equipment containing PCBS, or any urea formaldehyde foam insulation, except, in each case, as either individually, or in the aggregate, as would not have an adverse effect on the business, operations, assets, condition (financial or other) or prospects of the Entities businesses.

                 (d) The Purchaser has been provided with copies of all documents, records, and information available concerning any environmental or health and safety matter relevant to the Entities businesses, whether generated in connection with the Entities businesses or otherwise, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

                 (e) For purposes of this Section 4.20, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;
(ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health-and-safety-related law, regulation, rule, ordinance, or by-law at the federal, state, or local level, whether existing as of the date hereof, or subsequently enacted; and (iv) the "Entities businesses" shall include the Seller, any Entity and any predecessor to any of the foregoing.

         4.21 List of Certain Employees and Suppliers. Section 4.21 of the Disclosure Schedule lists all managers, employees, consultants and independent contractors (including dentists and related professional corporations) of the Entities businesses who, individually, have received for the fiscal year ended December 31, 1995, or are scheduled to receive for the fiscal year ended December 31, 1996, compensation or payments in excess of $100,000. In each case, such Schedule includes the current job title and aggregate annual compensation of each such individual. Section 4.21 of the Disclosure Schedule also lists all suppliers to whom the Entities businesses made payments aggregating $100,000 or more during the fiscal year ended December 31, 1995, showing, with respect to each such supplier, the name, address and dollar volume involved. To the best knowledge of Seller, no supplier has any plan or intention to terminate or reduce its business with the Entities businesses or to materially and adversely modify its relationship therewith.

         4.22 Employees; Labor Matters. The Entities businesses (i) employ approximately 138 full-time non-dentist employees and 66 part-time non-dentist employees, (ii) employ approximately 37 dentists (including both full-time and part-time) (all dentists are employed pursuant to a written agreement between an Entity and the dentist) and (iii) generally enjoy a good employer-employee relationship. No Entity is delinquent in payments to any of its employees or dentists for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees or dentists, no severance or other payments (including without limitation payments required by the Workers' Adjustment, Retraining, and Notification Act) will become due. Except as set forth in
Section 4.22 of the Disclosure Schedule, the Entities businesses have no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment or services. Each Entity is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth in Section 4.22 of the Disclosure Schedule, there are no, and within the last three years there have not been, any written or otherwise alleged charges of employment discrimination or unfair labor practices, nor are there, and within the last three years there have not been, any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or threatened against or involving the Entities businesses. No question concerning representation exists respecting the employees of either Entity. To the best knowledge of Seller, there are no grievances, complaints or charges that have been filed under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on the Entities businesses. No arbitration or similar proceeding is pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by either Entity. Each Entity is, and at all times since November 6, 1986 has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. Except as set forth in Section 4.22 of the Disclosure Schedule, there are no changes pending or, of which Seller has knowledge, threatened with respect to (including, without limitation, resignation of) the senior management, key supervisory personnel or dentists of the Entities businesses, nor has Seller or either Entity received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel.

         4.23    Material Relationships and Government Contracts.

                 (a) Except as set forth in Section 4.23(a) of the Disclosure Schedule, to the best knowledge of Seller, the relationships of the Entities businesses with its customers, Health Care Providers and the parties to the contracts referred to in Section 4.13(a)(xv) are good commercial working relationships. To the best knowledge of

Seller, no Health Care Provider or dental health maintenance organization ("DHMO") with which the Entities businesses do business has any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with such business or to decrease materially or limit its purchase of the services of such business. Except as set forth in Section 4.23(a) of the Disclosure Schedule, no DHMO relationship or material contract or other material business relationship of either Entity has been terminated in the past year.

                 (b) Neither Entity has any contracts or subcontracts with any government (including any municipal government) or governmental agency or activity, and neither Entity is ineligible to submit bids to any DHMO.

         4.24 Disclosure. To the best knowledge of Seller, the representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller and the Entities pursuant to this Agreement, together with all materials provided by Seller and the Entities or their agents with respect to the Entities businesses, do not contain any untrue statement of a material fact and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to Seller which presently or may in the future have a material adverse effect on the business, operations, results of operations, assets, condition (financial or other) or prospects of the Entities businesses which has not been specifically disclosed herein or in a Schedule furnished herewith.

         4.25 Powers of Attorney. Neither Entity has any outstanding power of attorney.

         4.26 Corporate Records. The corporate record books and files and records maintained by each Entity accurately record in all material respects all corporate action taken by its respective stockholders, board of directors, governing bodies and committees. The copies of the corporate records of each Entity provided to the Purchaser for review, are true and complete copies of the originals of such documents.

         4.27 List of Directors and Officers. Section 4.27 of the Disclosure Schedule contains a true and complete list of all current directors and officers of and each Entity.

         4.28 Transfer of Equity Interests. No holder of stock or other equity interest of either Entity has at any time transferred any of such instruments to any employee or professional independent contractor of either Entity, which transfer constituted or could be viewed as compensation for services rendered to either Entity by said employee or professional independent contractor.

         4.29 Equity Interest Repurchase. Neither Entity has redeemed or repurchased any of its capital stock, or any other equity interest, as applicable.

         4.30    Additional Financial Representations.

                 (a) Cash on Hand. As of and immediately prior to the Closing, the Entities have cash on hand of not less than $125,000.00 in the aggregate (which aggregate amount also shall include the amount of cash transferred by ADM to Management in connection with the sale of ADM's assets to Management).

                 (b)      Bank Debt and Non-Trade Debt.  Except as provided in
Section 4.30(b) of the Disclosure Schedule, as of the Closing, the aggregate outstanding bank debt and non-trade debt obligations of the Entities, together with the amount of any bank debt and non-trade debt obligations the payment of which has been guaranteed by either of the Entities, is zero.

                 (c) Capital Leases. As of the Closing, amounts due or that may become due under all capital leases of the Entities (including for this purpose ADM), together with the amount of capital lease obligations the payment of which has been guaranteed by either of the Entities (including for this purpose ADM), shall be no more than $184,000.

                 (d) No Other Extraordinary Indebtedness. As of the Closing, except as provided in this Section 4.30, the aggregate outstanding extraordinary indebtedness (i.e., indebtedness which is not in the ordinary course of the Entities businesses), together with the amount of extraordinary indebtedness the payment of which has been guaranteed by either of the Entities, is zero.

                 (e)      [INTENTIONALLY OMITTED]

                 (f) Entities Accounts Receivable. As of the Closing, the Entities' aggregate accounts receivable shall be at least equal to the average of the Entities' accounts receivable as of the last day of May 1996, June 1996 and July 1996, all of which have been calculated by the Seller in accordance with generally accepted accounting principles, consistently applied.

                 (g) Entities Accounts Payable. As of the Closing, none of the accounts payable of the Entities were past due. For purposes of this representation, a payable shall not be deemed to be past due if the amount of time that it is outstanding as of the Closing is consistent with the Entities' prior payment practices.

                 (h) Termination of Insurance Premiums. As of the Closing, neither of the Entities is obligated to pay any premiums on any life insurance policy (either currently or in the future) covering Seller or any of Seller's affiliates or family members.

                 (i) Gel-Kam Payments. On and after the Closing, all receipts on account of sales of Gel-Kam by Seller, either of the Entities or ADM, or any of their respective affiliates, will be the property of and delivered to Management.

         4.31 Investment Representations. Seller, in connection with his acquisition of the Purchaser's Common Stock, represents that he is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Seller represents to the Purchaser that he is acquiring the Purchaser's Common Stock for his own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Seller acknowledges that the Purchaser's Common Stock has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless it is subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Seller represents that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment contemplated by this Agreement and the transactions contemplated hereby and the transactions referred to herein and making an informed investment decision with respect thereto.

         Seller acknowledges and agrees that the following legend shall be typed on each certificate evidencing shares of the Purchaser's Common Stock issued hereunder:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

         THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF AN AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT DATED AS OF AUGUST 29, 1996, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER AND VOTING REQUIREMENTS. A COMPLETE AND CORRECT COPY OF THIS AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

         4.32 Statutory Mergers. The statutory mergers of First Dental, S.C. with and into Midwest Dental Care, Mondovi, S.C. (now known as Midwest Dental Care, Mondovi, Inc.) and Midwest Dental Care, Appleton Mall, S.C. with and into Midwest

Dental Care, Sheboygan, S.C. (now known as Midwest Dental Care, Sheboygan, Inc.) became effective under and in accordance with Wisconsin law. Midwest Dental Care, Mondovi, S.C. was the sole surviving entity of its merger with First Dental, S.C. Midwest Dental Care, Sheboygan, S.C. was the sole surviving entity of its merger with Midwest Dental Care, Appleton Mall, S.C. Subsequent to these mergers, neither First Dental, S.C. nor Midwest Dental Care, Appleton Mall, S.C. were, and neither are currently, in existence. As a result of these mergers, (i) all right, title and interest in and to all of the assets, rights and property of First Dental, S.C. and Midwest Dental Care, Appleton Mall, S.C. vested in Midwest Dental Care, Mondovi, S.C. and Midwest Dental Care, Sheboygan, S.C., respectively, without reversion or impairment and (ii) Midwest Dental Care, Mondovi, S.C. and Midwest Dental Care, Sheboygan, S.C. have and assume all liabilities and obligations of First Dental, S.C. and Midwest Dental Care, Appleton Mall, S.C., respectively.

ARTICLE 5. COVENANTS OF SELLER.

         5.1 Making of Covenants and Agreements. Seller hereby makes the covenants and agreements as set forth in this Article 5 for the period from and after the Closing.

         5.2 Cooperation. Seller shall cooperate with all reasonable requests of the Purchaser and any of its representatives and agents to more effectively consummate the transactions contemplated hereby and the transactions referred to herein.

         5.3 Consents. Seller shall obtain promptly following the Closing, and in no event later than October 31, 1996, any and all consents, authorizations and approvals, in a form reasonably acceptable to Purchaser, required or necessary in connection with the consummation of the transactions contemplated hereby or referred to herein, including, without limitations, any consents, authorizations or approvals required or necessary under, among other things, real property leases, capital leases and operating leases, in connection with the transfer of the Stock. With respect to the leases described in the previous sentence, Seller covenants and states that such leases are in full force and effect and no defaults exist with respect to such leases.

         5.4 Notice of Default. Promptly upon the occurrence of, or promptly upon Seller becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Seller prior to the date hereof, of any of the representations, warranties or covenants of Seller contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, Seller shall give detailed written notice thereof to the Purchaser, and Seller shall use his best efforts to prevent or promptly remedy the same.

         5.5 Payment of Certain Liabilities. Seller covenants and agrees to immediately reimburse the Entities for any payments the Entities may be required to make to Deloitte & Touche, Seller's real estate interests or Seller's attorneys on account of the negotiation or performance of this Agreement.

         5.6 No Liability Relating to HPH Partnership. In connection with any ownership interest that either Entity has or has had in HPH Partnership, a general partnership (the "Ownership Interest"), Seller covenants and agrees to defend and hold harmless the Entities from all obligations, duties and liabilities of any kind to HPH Partnership, Hehli and any other person(s) and government agency or agencies whatsoever for or with respect to the Ownership Interest.

         5.7 Environmental Issues Relating to Sheboygan Lease. In connection with that certain lease agreement entered into by and between Seller and Midwest Dental Care, Sheboygan, Inc., dated August 29, 1996, for certain real property located at 3709 Kohler Memorial Drive, Sheboygan, Wisconsin 53801 (the "Leased Premises"), Seller covenants and agrees to defend and hold harmless the Entities from all obligations, duties and liabilities of any kind including, but not limited to, liabilities relating to the underground storage tanks and the buried hydraulic lift located on the Leased Premises, to any person(s) or governmental agency or agencies whatsoever.

         5.8 Obtain Termination Statements. On or before September 15, 1996, Seller shall obtain and deliver to Purchaser Forms UCC-3, Termination Statements, releasing all security interests in the Entities held of record by any person or entity as of August 27, 1996.

ARTICLE 6.  COVENANTS OF THE PURCHASER.

         6.1 Making of Covenants and Agreements. The Purchaser hereby makes the covenants and agreements set forth in this Article 6.

         6.2 Cooperation. The Purchaser shall cooperate with all reasonable requests of Seller and his representatives and agents to more effectively consummate the transactions contemplated hereby or the transactions referred to herein.

         6.3 Consents. Purchaser shall assist Seller and the Entities in obtaining any and all consents, authorizations and approvals necessary in connection with the consummation of the transactions contemplated hereby or referred to herein.

         6.4 Restricted Stock Grants. The Purchaser's Compensation Committee shall immediately adopt a resolution granting 80,000 shares of the Purchaser's restricted stock to key management personnel of the Entities in such amounts and to such key management selected by Seller and approved by the Purchaser's Compensation Committee, whose approval shall not be unreasonably withheld. The purchase price for such shares of restricted stock shall be $.106 per share. These restricted stock grants shall be subject to such terms and conditions as are determined by the

Purchaser's 1996 Stock Option and Incentive Plan and shall vest in equal monthly amounts over a forty-eight (48) month period.

         6.5 Working Group. The Purchaser agrees to form a working group promptly after the Closing that will be comprised of the leaders of all group practices acquired by Purchaser or its affiliates in the Region. The purposes of this working group will be to share ideas and attempt to resolve problems that arise with respect to such group practices. The Purchaser agrees to appoint Seller as chairman of this working group through December 31, 2001.

         6.6 Removal of Seller as a Guarantor. Following the Closing and prior to February 28, 1997, the Purchaser and its affiliates shall use its and their best reasonable efforts, with the strong cooperation of Seller, to cause each lessor of property to the Entities to remove Seller as a guarantor and release him from any liability to each such lessor; provided, however, that Seller shall not be removed as a guarantor if such removal will prevent the Seller from obtaining any consent, authorization or approval required or necessary in connection with the transfer of the Stock.

ARTICLE 7. SURVIVAL OF REPRESENTATIONS, WARRANTIES, ARRANGEMENTS, COVENANTS AND OBLIGATIONS.

         All representations, warranties, agreements, covenants and obligations herein or in any Schedule, exhibit or certificate delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto, subject to the provisions of Article 8 hereof.

ARTICLE 8.   INDEMNIFICATION.

         8.1 Indemnification by Seller. Seller, on behalf of himself and his successors, executors, administrators, estate, heirs and assigns (collectively, for purposes of this Article 8, "Seller"), agrees to defend, indemnify and hold the Purchaser, each Entity, all subsidiaries and affiliates of any of the foregoing (including without limitation stockholders of any of the foregoing (other than Seller) and persons serving as officers, directors, employees or agents of the Purchaser, each Entity or such subsidiaries or affiliates thereof (in each case, other than Seller)) (individually a "Purchaser Indemnified Party" and collectively the "Purchaser Indemnified Parties"), harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever ("Claims") (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any such Purchaser Indemnified Party (a "Loss" or "Losses"), based upon, arising out of, by reason of or otherwise in respect of or in connection with:

                 (a) any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement, or in any Schedule, Exhibit or certificate delivered by or on behalf of Seller as part of or pursuant to this Agreement, or any claim, action or proceeding asserted, instituted or arising out of any matter or thing covered by such representations or warranties (collectively, "Warranty Claims");

                 (b) any breach of any covenant or agreement made by or on behalf of Seller in this Agreement, or in any Schedule, Exhibit or certificate delivered by or on behalf of Seller as part of or pursuant to this Agreement; or

                 (c) any liability of either Entity for Taxes arising from an event or transaction prior to the Closing or as a result of the Closing which have not been paid or accrued by such Entity prior to the Closing, including without limitation, any increase in Taxes due to the unavailability of any loss or deduction claimed by an Entity; provided, however, it is specifically acknowledged and agreed that the Entities net operating loss carryovers will be subject to limitation under the Code.

         The rights of Purchaser Indemnified Parties to recover indemnification in respect of any occurrence referred to in either of clauses (b) and (c) of this Section 8.1 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this Section 8.1.

         8.2     Limitations on Indemnification by Seller.

                 (a) The right of Purchaser Indemnified Parties to indemnification under Section 8.1 shall be subject to the following provisions:

                          (i) Indemnification with respect to Warranty Claims (other than any such claims arising under Section 4.30 hereof) shall expire eighteen (18) months after the Closing; provided, however, that the limitation of this clause (i) shall not apply to Warranty Claims involving fraud, intentional misrepresentation, title to the Stock or Taxes, for which the period for making such claims shall expire on the date which is six (6) months after the termination of the applicable statute of limitations relating thereto. If prior to the relevant date of expiration, a specific set of facts shall have become known which may constitute or give rise to any Warranty Claim as to which indemnity may be payable and a Purchaser Indemnified Party shall have given notice of such facts to Seller, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given.

                          (ii) No indemnification shall be payable with respect to Warranty Claims (not involving fraud, intentional misrepresentation, title to the Stock or Taxes or any Warranty Claim arising under Section 4.30 hereof) and with respect to Warranty Claims under the Asset Purchase Agreement entered into between ADM and Management of even date ("Asset Purchase Agreement") (not involving fraud, intentional misrepresentation, title to the Stock or Taxes, or any Warranty Claim arising under Section 4.30 hereof) to Purchaser Indemnified Parties unless the total of all Warranty Claims shall exceed SEVENTY-FIVE THOUSAND DOLLARS ($75,000) in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof.

                          (iii) Seller shall not be obligated to indemnify Purchaser Indemnified Parties for Warranty Claims (other than any such claims arising under Section 4.30 hereof and other such claims involving fraud, intentional misrepresentations, title to the Stock or Taxes) and with respect to Warranty Claims under the Asset Purchase Agreement (not involving fraud, intentional misrepresentation, title to the Stock or Taxes, or any Warranty Claim arising under Section
         4.30 hereof) after the cumulative amount of all amounts paid by Seller to Purchaser Indemnified Parties with respect thereto exceeds ONE MILLION DOLLARS ($1,000,000).

                          (iv) The limitations herein with respect to certain Warranty Claims shall not limit the rights of any Purchaser Indemnified Party with respect to any other claims arising under provisions of Section 8.1.

                 (b) In the event any claim for Indemnification hereunder arises under more than one provision of Section 8.1, and as such may be subject to limitations pursuant to this Section 8.2 if deemed to arise under a particular provision but not if deemed to arise under a different provision (e.g., a matter constituting both a breach of a representation and a breach of a covenant), then the claim shall be deemed to arise under the provision to which no restrictions or the least restrictive provisions apply.

                 (c) Indemnification pursuant to Section 8.1 is the exclusive remedy of Purchaser Indemnified Parties against Seller for matters arising out of the representations and warranties of Seller set forth in this Agreement and the Schedules hereto and certificates delivered in connection herewith after the Closing.

                 (d) The amount of any Losses suffered, sustained or incurred by Purchaser Indemnified Parties or required to be paid by Seller shall be reduced by the amount of any insurance proceeds and other amounts paid to such Purchaser Indemnified Parties by any person whether or not a party to this Agreement.

         8.3 Indemnification by Purchaser. The Purchaser agrees to defend, indemnify and hold Seller and his heirs (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any and all Claims, whether or not arising out of third- party claims, and including all amounts paid in respect of Losses (as defined in Section 8.1 hereof) based upon, arising out of, by reason of or otherwise in respect of or in connection with
(a) any inaccuracy in or breach of any representation or warranty made by the Purchaser in this Agreement or in any Schedule, Exhibit or certificate delivered by the Purchaser as part of or pursuant to this Agreement, or any claim, action or proceeding asserted, instituted or arising out of any matter or thing covered by such representations or warranties (collectively "Seller Warranty Claims"); (b) any breach of any covenant or agreement made by the Purchaser in this Agreement, or in any Schedule, Exhibit or certificate, delivered by the Purchaser as part of or pursuant to this Agreement; or (c) operation of the Entities from and after the Closing but only to the extent Seller or ADM or both has potential or actual liability pursuant to any guarantee or indemnification he or it executed in connection with the Entities or either Entity (such claims under clauses (a), (b) or (c) being hereinafter collectively referred to as "Seller Indemnifiable Claims"). The rights of Seller Indemnified Parties to recover indemnification in respect of any occurrence referred to in clause (b) of this Section 8.3 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this Section 8.3.

         8.4     Limitations on Indemnification by the Purchaser.

                 (a) The right of Seller Indemnified Parties to indemnification under Section 8.3 shall be subject to the following provisions:

                                  (i)      Indemnification with respect to
                 Seller Warranty Claims shall expire eighteen (18) months after the Closing; provided, however, that the limitation of this clause (i) shall not apply to Seller Warranty Claims involving fraud or intentional misrepresentation, for which the period for making such claims shall expire on the date which is six
                 (6) months after the termination of the applicable statute of limitations relating thereto. If prior to the relevant date of expiration a specific state of facts shall have become known which may constitute or give rise to any Seller Warranty Claim as to which indemnity may be payable and a Seller Indemnified Party shall have given notice of such facts to the Purchaser, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given.

                                  (ii)     No indemnification shall be payable
                 with respect to Seller Warranty Claims (not involving fraud or intentional misrepresentation) and with respect to all Seller Warranty Claims under the Asset Purchase Agreement (other than any such claims involving fraud or intentional misrepresentation) to Seller Indemnified Parties unless the total of all Seller Warranty Claims shall exceed SEVENTY-FIVE THOUSAND DOLLARS ($75,000) in the aggregate, whereupon the full amount of such claims in excess of such amount shall be recoverable in accordance with the terms hereof.

                                  (iii) The Purchaser shall not be obligated to indemnify Seller Indemnified Parties for Seller Warranty Claims (other than any such claims involving fraud or intentional misrepresentation) and with respect to all Seller Warranty Claims under the Asset Purchase Agreement (other than any such claims involving fraud or intentional misrepresentation) after the cumulative amount of all amounts paid by the Purchaser to Seller Indemnified Parties with respect thereto exceeds ONE MILLION DOLLARS ($1,000,000).

                                  (iv)     The limitations herein with respect
                 to certain Seller Warranty Claims shall not limit the rights of any Seller Indemnified Party with respect to any other claims arising under Section 8.3.

                 (b) In the event any claim for Indemnification hereunder arises under more than one provision of Section 8.3, and as such may be subject to limitations pursuant to this Section 8.4 if deemed to arise under a particular provision but not if deemed to arise under a different provision (e.g., a matter constituting both a breach of a representation and a breach of a covenant), then the claim shall be deemed to arise under the provision to which no restrictions or the least restrictive provisions apply.

                 (c) Indemnification pursuant to Section 8.3 is the sole and exclusive remedy of Seller Indemnified Parties against the Purchaser for matters arising out of the representations and warranties of the Purchaser set forth in this Agreement and the Schedules hereto and certificates delivered in connection herewith after the Closing.

                 (d) The amount of any Losses suffered, sustained or incurred by Seller Indemnified Parties or required to be paid by the Purchaser shall be reduced by the amount of any insurance proceeds and other amounts paid to such Seller Indemnified Parties by any person whether or not a party to this Agreement.

         8.5 Notice; Defense of Claims. Promptly after receipt by an indemnified party of notice of any third-party or other claim, liability or expense to which the indemnification obligations hereunder would apply, including in connection with any governmental, employer or malpractice related proceeding, the indemnified party shall give notice thereof in writing to the indemnifying party or parties, but the omission to so notify the indemnifying party or parties promptly will not relieve the indemnifying party or parties from any liability except to the extent that the indemnifying party or parties shall have been materially prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. In the case of any third-party claim, if, within twenty
(20) days after receiving the notice described in the preceding sentence, the indemnifying party or parties (i) give written notice to the indemnified party or parties stating that they intend to defend in good faith against such claim, liability or expense at their own cost and expense and (ii) provide assurance and security reasonably acceptable to such indemnified party or parties that such indemnification will be paid fully and promptly if required and such indemnified party or parties will not incur cost or expense during the proceeding, then counsel for the defense shall be selected by the indemnifying party or parties (subject to the consent of such indemnified party or parties, which consent shall not be unreasonably withheld) and such indemnified party or parties shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party or parties are conducting a good faith and diligent defense at their own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party or parties shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the indemnifying party or parties assume such defense in accordance with the preceding sentence, they shall have the right, with the consent of such indemnified party or parties, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying party's or parties' obligation to indemnify such indemnified party or parties therefor will be fully satisfied and the settlement includes a complete release of such indemnified party or parties. The indemnifying party or parties shall keep such indemnified party or parties apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such indemnified party or parties with all documents and information that such indemnified party or parties shall reasonably request and shall consult with such indemnified party or parties prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such indemnified party or parties shall at all times have the right fully to participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party or parties and the indemnified party or parties and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such indemnified party or parties shall be paid by the indemnifying party or parties. If no such notice of intent to dispute and defend is given by the indemnifying party or parties, or if such diligent good faith defense is not being or ceases to be conducted, such indemnified party or parties shall, at the expense of the indemnifying party or parties, undertake the defense of (with counsel selected by such indemnified party or parties), and shall have the right to compromise or settle such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party or parties, then such indemnified party or parties shall make available all information and assistance that the indemnifying party or parties may reasonably request and shall cooperate with the indemnifying party or parties in such defense.

         8.6 Satisfaction of Indemnification Obligations. Any indemnity payable pursuant to this Article 8 shall be paid within the later of (a) ten
(10) days after the indemnified party's request therefor or (b) ten (10) days prior to the date on which the Loss upon which the indemnity is based is required to be satisfied by the indemnified party.

ARTICLE 9.  MISCELLANEOUS.

         9.1     Fees, Expenses and Certain Taxes.

                 (a) Except as provided herein, each party to this Agreement will pay its fees and expenses in connection with this Agreement and the transactions contemplated hereby and thereby. The Purchaser will pay the cost for its independent accounting firm to prepare audited financial statements for the Entities for the two (2) fiscal years ended December 31, 1994 and December 31, 1995.

                 (b) Seller will pay all costs (i) incurred, whether at or subsequent to the Closing, in connection with the transfer of the Stock to the Purchaser as contemplated by this Agreement, including without limitation, all transfer taxes and charges applicable to such transfer, and (ii) of obtaining all necessary permits, waivers, registrations or consents with respect to any assets, rights or contracts of the Purchaser in connection with or as a result of transactions contemplated by this Agreement and the transactions referred to herein.

         9.2 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Texas without regard to its conflict of laws provisions.

         9.3 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon confirmation of receipt, or if sent by registered or certified mail, upon the sooner of the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid or acknowledgment of receipt. All notices and payments to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO THE PURCHASER:     Monarch Dental Corporation
                      4201 Spring Valley, Suite 320
                      Dallas, Texas 75244
                      Attn: Warren F. Melamed, D.D.S.
                      Fax:  (214) 458-0934

With a copy to:       Haynes and Boone, L.L.P.
                      901 Main Street, Suite 3100
                      Dallas, Texas 75202
                      Attn: Kenneth K. Bezozo
                      Fax:  (214) 651-5940

TO THE SELLER:        David L. Hehli, D.D.S.
                      680 Hehli Way
                      Mondovi, Wisconsin 54755
                      Fax:  (715) 926-5405

With a copy to:       Steven M. Harris
                      Harris Kessler & Goldstein
                      640 North LaSalle Street, Suite 590
                      Chicago, Illinois 60610
                      Fax:  (312) 280-8232


Any notice given hereunder may be given on behalf of any party by his or its counsel or other authorized representatives.

         9.4 Entire Agreement. This Agreement, including the Disclosure Schedule referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, including, without limitation, the term sheets and letters dated May 23, 1996, July 10, 1996, July 17, 1996 and July 23, 1996.

         9.5 Assignability; Binding Effect. This Agreement and any rights hereunder shall be assignable by the Purchaser to one or more corporations or partnerships controlling, controlled by or under common control with the Purchaser, directly or indirectly, provided the Purchaser shall remain liable for its obligations hereunder in connection with any such assignment, or to any successor or acquiror of the Purchaser or its affiliates provided such entity assumes or agrees to be bound by the Purchaser's obligations hereunder, or to any entity providing financing in connection with the transactions contemplated hereby or to any successor or assign or such an entity (including without limitation any such successor or assign in connection with any refinancing, renewal or extension of such refinancing), upon written notice to Seller.

This Agreement may not be assigned by Seller without the prior written consent of the Purchaser. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs and permitted assigns (including without limitation the estate and heirs of Hehli in the event of his death).

         9.6 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         9.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         9.8 Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the parties hereto or in the case of a waiver, the party or parties waiving compliance.

         9.9 Consent to Jurisdiction; Certain Remedies. Solely for the purpose of allowing a party to enforce its indemnification and other rights hereunder, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Texas or in the court in which any claim for which indemnification may be sought hereunder is brought against an indemnified party. If any party should default in the performance of its obligations hereunder, the other party or parties, as applicable, shall, in addition to any other of its rights and remedies hereunder or otherwise, be entitled to seek the remedy of specific performance, and each of the parties hereto expressly waives the defense that a remedy in damages will be adequate.

         9.10 Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" of a person shall mean (i) with respect to a person, any member of such person's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity.

                 (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                 (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

                 (d) "subsidiary" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person.

ARTICLE 10.      REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         10.1 Making of Representations and Warranties. As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby makes the representations and warranties to Seller contained in this Article 10.

         For the purposes of this Agreement, references to "knowledge" or "best knowledge" of Purchaser or "known" by Purchaser or words of similar import, shall be deemed to include such knowledge as Purchaser or any executive officer of the Purchaser (i.e., Warren Melamed, Gary Cage and Steve Peterson) actually has or reasonably ought to have in the ordinary course of performing their duties. For the purposes of this Article 10, Purchaser is deemed to have knowledge of each of the documents entered into in connection with the transactions contemplated hereby.

         10.2 Organization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted by it.

         10.3 Authority of Purchaser. Purchaser has full corporate power and authority (i) to enter into (a) this Agreement and (b) each agreement, document and instrument to be executed and delivered by Purchaser pursuant to or contemplated by this Agreement, including, but not limited to, the Collateral Agreements, and (ii) to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and the Collateral Agreements have been duly authorized by all necessary action of Purchaser, and no other action on the part of Purchaser is required in connection therewith. This Agreement, the Collateral Agreements and each such agreement, document and instrument executed and delivered by Purchaser pursuant to this Agreement constitute valid and binding obligations of Purchaser enforceable in accordance with their respective terms subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

         The execution, delivery and performance by Purchaser of this Agreement, the Collateral Agreements and each such agreement, document and instrument pursuant to or in connection with this Agreement to which it is a party:

                 (i) do not and will not violate any provision of the charter or bylaws of Purchaser;

                 (ii) do not and will not violate in any respect any laws of the United States or any state or any other jurisdiction applicable to Purchaser or require Purchaser to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

                 (iii) do not and will not (a) result in a breach of, (b) constitute a default under, (c) accelerate any obligation under, or (d) give rise to a right of termination of any indenture, loan or credit agreement, or other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Purchaser is a party or by which the property of Purchaser is bound or affected.

         10.4 Litigation. There is no litigation pending or, to the best knowledge of Purchaser, threatened against Purchaser which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         10.5 Finder's Fees. Purchaser has not incurred or become liable for any broker's commission or finder's fee or investment banker's fee relating to or in connection with the transactions contemplated by this Agreement.

         10.6 Common Stock. Upon consummation of the transactions contemplated hereby, the shares of Purchaser's Common Stock issued to Seller pursuant to Section 3.2 shall be duly authorized, validly issued, fully paid and non- assessable. All shares of Purchaser's Common Stock, if any, issued pursuant to any stock options granted under Section 3.3 or any restricted stock awards made under Section 6.4 shall be, when issued, duly authorized, validly issued, fully paid and non-assessable. As of the date hereof and after giving effect to the transactions contemplated hereby, the authorized capital stock of Purchaser consists of 15,000,000 shares of Common Stock, 1,000,000 shares of Class A Common Stock, 4,800,000 shares of Convertible Participating Preferred Stock and 3,840,000 shares of Redeemable Preferred Stock, of which 6,200,000, 407,500, 4,800,000 and zero shares, respectively, are issued and outstanding. In addition, Purchaser has authorized and reserved for issuance upon conversion of the Convertible Participating Preferred Stock 4,800,000 shares of Common Stock and 3,840,000 shares of Redeemable Preferred Stock, and has reserved 800,000 shares of Class A Common Stock for issuance as options or restricted stock awards under Purchaser's 1996 Stock Option and Incentive Plan.

         10.7    Financial Statements; Undisclosed Liabilities.

                 (a) Purchaser has previously delivered to Seller the following financial statements, copies of which are attached hereto as Section 10.7(a) of Purchaser's Disclosure Schedule:

                            (i) Audited balance sheet for Monarch Dental Associates, L.P., a Texas limited partnership as of December 31, 1995 (herein, "Purchaser's Audited Base Balance Sheet"), and audited statements of income, retained earnings and cash flows for the year then ended including full generally accepted accounting principles disclosures; and

                            (ii) An unaudited consolidated balance sheet for Purchaser as of June 30, 1996 (herein, "Purchaser's Base Balance Sheet"), and an unaudited statement of income, retained earnings and cash flows for the three-month and six-month period(s) ended June 30, 1996, prepared in accordance with generally accepted accounting principles for interim financial statements (which do not include all information and footnotes required by generally accepted accounting principles for complete financial statements).

Said financial statements have been prepared by Purchaser from its books and records, and present fairly in all respects the consolidated financial condition of Purchaser at the dates of said statements and the consolidated results of operations for the periods covered thereby in accordance with generally accepted accounting principles in the United States except as set forth above.

         10.8 Common Stock. Upon the issuance of Purchaser's Common Stock pursuant to Section 3.2 of this Agreement, Seller shall own approximately 6.1% of the issued and outstanding Common Stock of Purchaser on a fully-diluted basis (including shares of Common Stock issuable upon conversion of Purchaser's preferred stock) as of the Closing.

         10.9 Payment of Obligations. Subsequent to the Closing, Purchaser shall pay, or cause to pay, all of the Entities' liabilities in the ordinary course of business as such liabilities become due except as may be contested in good faith.

         10.10 Investment Representations. Purchaser, in connection with its acquisition of the Entities' Common Stock, represents that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. Purchaser represents to the Seller that it is acquiring the Common Stock of the Entities for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Purchaser acknowledges that the Common Stock of the Entities has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless it is subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available. Purchaser represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement and the transactions contemplated hereby and the transactions referred to herein and making an informed investment decision with respect thereto.

         Purchaser acknowledges and agrees that the following legend shall be typed on each certificate evidencing shares of the Common Stock of the Entities issued hereunder:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

         10.11 Ordinary Course. Since the date of the Purchaser's Base Balance Sheet, Purchaser has conducted its businesses only in the ordinary course and in a manner consistent with prior practices.

         10.12 Solvency. After giving effect to the transactions contemplated under this Agreement, Purchaser's assets shall (i) have a value, both at book value and at fair market value, greater than the amount of Purchaser's liabilities, and (ii) be sufficient to provide Purchaser with sufficient working capital to enable it to operate its business and to meet its obligations as they become due.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement or caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                       PURCHASER:

 ATTEST                                MONARCH DENTAL CORPORATION


                                       By:   /s/ WARREN F. MELAMED
 ---------------------------------        ------------------------------------
 Secretary                                Name:  Warren F. Melamed, D.D.S.
 [Corporate Seal]                         Title:   President




 SPOUSE'S CONSENT                      SELLER:

 I acknowledge that I have read
 the foregoing Stock Purchase
 Agreement and that I understand the
 contents thereof.


   /s/ MARY K. HEHLI                       /s/ DAVID L. HEHLI
 ---------------------------------     ---------------------------------------
 Mary K. Hehli                         David L. Hehli, D.D.S.